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For Immediate Release

August 15, 1996

Contacts:              Frank L. Pattillo      Donald R. Lineberger
                       Centura Bank           First Community Bank
                       (919) 977-8341         (704) 868-4251
                       fpattillo@centura.com


CENTURA COMPLETES MERGER WITH FIRST COMMUNITY


         ROCKY MOUNT, N.C. -- Centura Banks Inc. (NYSE: CBC) concludes its merger with First Community Bank in Gastonia, N.C., this week. First Community shareholders approved the merger August 7, and the transition to Centura will take place this weekend. The four First Community branches will reopen as Centura financial centers on Monday, Aug. 19.

         First Community has assets of $121 million, with locations in Gaston
County: three in Gastonia and one in Dallas. First Community has the third highest market share of bank deposits in Gastonia, which is about 20 miles west of Charlotte. The addition of First Community is the latest in a string of Western North Carolina acquisitions by Centura in recent years with institutions in Charlotte, Asheville, Brevard, Shelby, Forest City and Rutherfordton.

         Under the agreement, First Community shareholders will receive .96 shares of Centura stock for each share of First Community stock.


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         With assets of $5.6 billion, Centura offers a full range of banking, investment, insurance and trust services to individuals and businesses throughout North Carolina. It provides services through 153 financial centers, more than 200 ATMS at financial centers, Wal-Mart and Sam's stores, its Centura Highway telephone banking center and Quicken and Microsoft Money, the leading personal finance software packages. Next month, Centura begins opening banks in Hannaford supermarkets in the Carolinas.

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